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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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United States Steel Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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United States Steel Corporation

Notice of Annual Meeting
of Stockholders and Proxy Statement

2004

Tuesday, April 27, 2004
10:00 a.m. Central Time

The Amphitheater
The Ritz-Carlton, St. Louis
100 Carondelet Plaza
St. Louis, Missouri 63105

Please vote promptly either by:

V telephone,

V the Internet, or

V marking, signing and returning your proxy or voting instruction card.

United States Steel Corporation 600 Grant Street Pittsburgh, PA 15219-2800	Thomas J. Usher Chairman of the Board of Directors & Chief Executive Officer

March 12, 2004

Dear Fellow U. S. Steel Stockholder,

We will hold the annual meeting of stockholders of United States Steel Corporation in The Amphitheater of The Ritz-Carlton, St. Louis, 100 Carondelet Plaza, St. Louis, Missouri, on Tuesday, April 27, 2004, at 10:00 a.m. Central Time.

We will elect directors and independent auditors at the meeting. The Board of Directors has nominated four of our 12 directors for election this year. They are all Class III directors, which means their terms will expire at the 2007 annual meeting. You can read about them, and about the other directors who will continue in office, on pages 15-20 of the proxy statement.

We hope you will vote either by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card as soon as possible, whether or not you plan to attend the meeting.

Sincerely,

Table of Contents

Notice of Annual Meeting of Stockholders	4
Proxy Statement	5
Questions and Answers	5
The Board of Directors and its Committees	7
Communications from Security Holders	11
Compensation of Directors	12
Proposals of the Board
Proposal No. 1
Election of Directors	13
Nominees for Director	15
Continuing Directors	17
Proposal No. 2
Election of Independent Auditors	21
Audit & Finance Committee Report	21
Information Regarding the Independence of the Independent Auditors	22
Security Ownership of Certain Beneficial Owners	23
Security Ownership of Directors and Executive Officers	24
Executive Compensation	25
Compensation & Organization Committee Report on Executive Compensation	30
Shareholder Return Performance Presentation	34
Pension Benefits	35
Change in Control Arrangements and Employment Contracts	37
Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple U. S. Steel Shareholders	40
Solicitation Statement	40
Website	40
Appendix A - Audit & Finance Committee Charter	41

Notice of Annual Meeting of Stockholders
on April 27, 2004

We will hold our 2004 annual meeting of stockholders in The Amphitheater of The Ritz-Carlton, St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Tuesday, April 27, 2004, at 10:00 a.m. Central Time, in order to:

•
elect four Class III directors,

•
elect independent auditors for 2004, and

•
transact any other business that properly comes before the meeting.

You are entitled to vote at the meeting if you were an owner of record of United States Steel Corporation common stock at the close of business on February 27, 2004. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

By order of the Board of Directors,

Dan D. Sandman
Secretary

Dated: March 12, 2004

United States Steel Corporation
600 Grant Street
Pittsburgh, PA 15219-2800

Proxy Statement

We have sent you this proxy statement because the Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are Thomas J. Usher, John P. Surma, Dan D. Sandman, and Roy G. Dorrance. They will vote your shares as you instruct.

We will hold the meeting on April 27, 2004 in The Amphitheater of The Ritz-Carlton, St. Louis, 100 Carondelet Plaza, St. Louis, Missouri. The proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing of the proxy statement, the proxy card and the 2003 annual report on or about March 12, 2004.

Questions and Answers

/*/  Who may vote?

You may vote if you were a holder of United States Steel Corporation ("U. S. Steel" or the "Corporation") common stock at the close of business on February 27, 2004.

/*/  What may I vote on?

You may vote on:

  •
  the election of four nominees to serve as Class III directors, and

  •
  the election of PricewaterhouseCoopers LLP as our independent auditors.

/*/  How does the Board recommend I vote?

The Board recommends that you vote:

  •
  FOR each of the nominees for director, and

  •
  FOR the election of PricewaterhouseCoopers LLP as independent auditors for 2004.

/*/  How do I vote?

You may vote by telephone or over the Internet by following the instructions on the enclosed proxy card (or, if you own your shares through a broker or other intermediary, on the enclosed voting instruction card). You may also vote by marking, signing and dating the enclosed proxy card or voting instruction card and returning it in the prepaid envelope. The proxy committee will vote your shares in accordance with your directions. If you return a proxy card but do not mark the boxes showing how you wish to vote, the proxy committee will vote your shares FOR each proposal, but only if you have signed and dated the card. Unsigned proxy cards will not be voted at all. If you are a stockholder of record (that is, if you are registered on our books), you may also vote in person by attending the meeting.

/*/  May I change my vote?

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

  •
  voting again by telephone or over the Internet,

  •
  sending us a proxy card dated later than your last vote,

  •
  notifying the Secretary of U. S. Steel in writing, or

  •
  voting at the meeting.

/*/  How many outstanding shares are there?

At the close of business on February 27, 2004, which is the record date for the meeting, there were 105,179,135 shares of U. S. Steel common stock (each share representing one vote and collectively representing 105,179,135 votes) outstanding.

/*/  How big a vote do the proposals need in order to be adopted?

Directors are elected by a plurality of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote; that is, those receiving the most votes are elected, even if they receive less than a majority of the votes present. Independent auditors are elected by a majority of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against a proposal. Broker non-votes are not counted as either votes for or votes against a proposal. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

/*/  What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers' shares on routine matters when the brokers have not received voting instructions from their customers. The election of directors and the election of independent auditors are examples of routine matters on which brokers may vote in this way. Brokers may not vote their customers' shares on non-routine matters such as employee stock compensation plans, mergers and contested proposals unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes.

/*/  What constitutes a quorum?

Under our by-laws, a quorum is one-third of the voting power of the outstanding shares of stock entitled to vote.

/*/  Will my vote be confidential?

All voting records which identify stock-holders are kept permanently confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The vote tabulators, who are U. S. Steel employees, and the inspector of election, who is independent, are required to execute confidentiality agreements.

/*/  How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using their best judgment. Your signed proxy card, or your telephone or Internet vote, gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary on or after December 30, 2003, and no later than January 29, 2004, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

/*/  When must shareholder proposals be submitted for the 2005 annual meeting?

Shareholder proposals submitted for inclusion in our 2005 proxy statement must be received in writing by our Corporate Secretary no later than 5:00 P.M. Eastern Time on November 12, 2004. Shareholder proposals submitted outside the process for inclusion in the proxy statement must be received from stockholders of record on or after December 27, 2004 and no later than January 26, 2005 and must be accompanied by certain information about the stockholders making the proposals, in accordance with our by-laws.

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, U. S. Steel's state of incorporation, the business and affairs of U. S. Steel are managed under the direction of the Board of Directors. The Board met ten times in 2003. The non-employee directors hold an executive session without management at each Board meeting. The chair for these sessions is rotated among the committee chairmen. The directors spend considerable time preparing for Board and committee meetings, and they attend as many meetings as possible. The directors' attendance at meetings of the Board and its committees averaged 99 percent in 2003. The Board has three principal committees, all the members of which are independent within the definitions of independence of both the New York Stock Exchange listing standards and the Securities and Exchange Commission's standards for audit committee members. Each committee may, in appropriate circumstances, hire outside advisors, including counsel, at the Corporation's expense. The directors are expected to attend the annual meetings of stockholders. All 12 directors attended the 2003 meeting. The table below shows the current committee memberships of each director and the number of meetings that each committee of the Board held in 2003.

Board Committee
Memberships

Director	Audit & Finance Committee		Compensation & Organization Committee		Corporate Governance & Public Policy Committee

J. Gary Cooper	X				X *
Robert J. Darnall	X		X

John G. Drosdick	X				X
Shirley Ann Jackson	X				X

Charles R. Lee	X	*	X
Frank J. Lucchino	X				X

Seth E. Schofield	X		X	*
Douglas C. Yearley	X		X

Number of Meetings in 2003	7		6		4

   * Chairman

Audit & Finance
Committee

The Audit & Finance Committee (the "Committee") has a written charter adopted by the Board, which is attached as Appendix A to this proxy statement and is available on the Corporation's website, www.ussteel.com. All the members of the Committee are independent (as defined by the New York Stock Exchange and the Securities and Exchange Commission (the "SEC")). The charter describes the Committee's purpose as follows:

•
assisting the Board in oversight of

a. the integrity of the Corporation's financial statements,

b. the Corporation's compliance with legal and regulatory requirements,

c. the independent auditor's qualifications and independence, and

d. the performance of the Corporation's internal audit function and of the independent auditor;

•
preparing the audit committee report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement; and

•
being directly responsible for the appointment (subject to shareholder election), compensation, retention and oversight of the work of the Corporation's independent auditor, which reports directly to the Committee, and having the sole authority to approve all audit engagement fees and terms, as well as all non-audit engagements with the independent auditor.

The charter describes the Committee's duties and responsibilities as including:

•
being directly responsible for the appointment (subject to shareholder election), compensation, retention, and oversight of the work of the Corporation's independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting), while possessing the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with the independent auditor;

•
at least annually, obtaining and reviewing a report by the independent auditor describing: the independent auditing firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (in order to assess the auditor's independence) all relationships between the independent auditor and the Corporation;

•
discussing the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Corporation's disclosures under "Management's Discussion and Analysis", and reviewing and approving the annual financial statements, the annual report to stockholders and the Form 10-K annual report giving special consideration in such review to any material changes in accounting policy;

•
discussing earnings press releases, as well as financial information and earnings guidance (if any) provided to analysts and rating agencies;

•
discussing policies with respect to risk assessment and risk management;

•
meeting separately, periodically, with management, with internal auditors, and with the independent auditor;

•
reviewing: (1) with the independent auditor, any audit problems or difficulties and management's response, including any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management (the Committee having the direct responsibility to resolve such disagreements regarding financial reporting practices) and (2) the responsibilities, budget and staffing of the Corporation's internal audit function;

•
setting clear hiring policies for employees or former employees of the independent auditor, taking into account the pressures that may exist for auditors consciously or subconsciously seeking a job with the company they audit;

•
reporting regularly to the Board and reviewing with the Board any issues that arise with respect to the quality or integrity of the Corporation's financial statements, the Corporation's compliance with legal or regulatory requirements, the performance and independence of the independent auditor, or the performance of the internal audit function;

•
reviewing and discussing the appropriate capital structure and financial policies of the Corporation;

•
making recommendations to the Board concerning dividends;

•
establishing procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, as well as for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•
annually reviewing the independence letter issued by the independent auditor under Independence Standards Board Standard No. 1, actively engaging in a dialogue with the independent auditor with respect to any relationships disclosed in that letter, and reporting to the Board of Directors any appropriate action necessary to maintain the independent auditor's continuing independence.

The charter requires the Committee to conduct an annual self-evaluation and to review the charter at the Committee's first meeting of each calendar year. It also requires that, to the extent practicable, all eligible (i.e. financially literate) independent directors shall be members of the Committee and that no director who serves on the audit committees of more than two other public companies may serve on the Committee unless the Board determines that such simultaneous service will not impair the ability of such director to effectively serve on the Committee.

The Committee has a number of members who meet the SEC's definition of audit committee financial expert. The Board has decided to name one of them, Charles R. Lee, the Committee's chairman, as the audit committee financial expert within the SEC's definition. Mr. Lee, like all of our outside directors, is independent as that term is defined by the New York Stock Exchange and the SEC.

Compensation
& Organization
Committee

The Compensation & Organization Committee (the "Committee") has a written charter adopted by the Board which is available on the Corporation's website, www.ussteel.com. The charter describes the Committee's purpose as including:

•
discharging the responsibilities of the Board respecting the compensation of the Corporation's executives;

•
producing an annual report on executive compensation for inclusion in the Corporation's proxy statement, in accordance with applicable rules and regulations; and

•
reviewing and discussing the Corporation's employee benefit plans.

The charter requires that the Committee be comprised solely of directors who are independent and qualified under standards established by the New York Stock Exchange and who, in the opinion of the Board, are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee. It further requires that the Committee consist of at least three members, each of whom shall be appointed by the Board, and that the Board select, as Committee members, directors whose experience and expertise will enable them to make substantial contributions to the Committee's endeavors. It also provides that a Committee member may be removed, with or without cause, at any time by the Board.

The charter gives the Committee the following duties and responsibilities:

•
making recommendations to the Board and to the boards of subsidiaries on all matters of policy and procedures relating to executive compensation, including incentive-compensation plans and equity-based plans,

•
reviewing and approving corporate goals and objectives relevant to the CEO's compensation,

•
with the Board, annually reviewing the Corporation's management succession plans and regularly reviewing policies and procedures for the selection and performance review of the CEO, as well as the policies regarding succession in the event of an emergency or the retirement of the CEO,

•
evaluating the CEO's performance in light of the approved goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the CEO's compensation level based on such evaluation, giving consideration with respect to the long-term incentive component of such compensation to the Corporation's performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, the awards given to the CEO in past years, and the CEO's leadership, integrity and effectiveness,

•
approving the salaries of the other officers of the Corporation,

•
administering the Annual Incentive Compensation Plan and the Senior Executive Officer Annual Incentive Compensation Plan,

•
administering the plans under which long-term incentives are granted and approving grants of options, stock appreciation rights, restricted stock and other incentives under those plans,

•
timely certifying as to the meeting of applicable performance levels under the foregoing plans,

•
producing the committee report on executive compensation for inclusion in the proxy statement,

•
making recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans,

•
adopting and amending employee benefit plans,

•
reviewing the activities of the United States Steel and Carnegie Pension Fund as administrator of certain benefit plans,

•
making recommendations to the Board concerning policy matters relating to employee benefits,

•
together with the other independent directors, conferring with management concerning plans for succession to executive management positions,

•
approving the retention and termination of any consulting firm retained to assist in the evaluation of director, CEO or senior executive compensation, and approving the consulting firm's fees and other retention terms. The Committee also may, in appropriate circumstances and at Corporation expense, hire independent advisors, including counsel,

•
conducting an annual self-evaluation of the Committee's performance,

•
at its first meeting of each calendar year, reviewing its charter, and

•
performing such other duties and responsibilities as may be assigned to the Committee by the Board or designated in plans approved by the shareholders. The Committee has the authority to delegate matters to subcommittees.

The Committee meets at least three times annually. It reports to the Board on all matters relevant to the Committee's discharge of its responsibilities, and makes such recommendations to the Board as the Committee deems appropriate.

Corporate Governance
& Public Policy
Committee

The Corporate Governance & Public Policy Committee (the "Committee") serves as the Corporation's nominating committee. It has a written charter, adopted by the Board, which is available on the Corporation's website (www.ussteel.com), under "Investors" then "Corporate Governance". The charter gives the Committee the following duties and responsibilities:

•
identifying and evaluating nominees for director and selecting, or recommending that the Board select, the director nominees for the next annual meeting of shareholders, while acknowledging that the CEO exercises the initiative to identify and recruit candidates with the knowledge and consent of the Committee,

•
considering nominees recommended by shareholders for election as directors in the same manner as nominees recommended by the Committee,

•
making recommendations to the Board concerning the appropriate size and composition of the Board, including (a) the composition and functions of Board committees, (b) the compensation of non-employee directors, and (c) all matters relating to the effective functioning of the Board,

•
recommending to the Board a set of corporate governance principles applicable to the Corporation, reviewing such principles at the Committee's first meeting of each calendar year and recommending appropriate changes to the Board,

•
reviewing matters bearing on the relationship between management and present or potential stockholders with emphasis on policy and major programs affecting ownership of the Corporation,

•
reviewing communications to and from the investment community, particularly the Corporation's stockholders,

•
reviewing legislative and regulatory issues affecting the Corporation's businesses and operations,

•
reviewing public issues identified by management as likely to generate expectations of the Corporation by its constituencies, including stockholders, employees, customers, vendors, governments and the public,

•
reviewing the Corporation's position regarding identified public issues including, but not limited to, employee health and safety, environmental, energy and trade matters,

•
reviewing the Corporation's efforts to affect identified public issues through research, analysis, lobbying efforts and participation in business and government programs,

•
reviewing and approving codes of conduct applicable to employees of the Corporation and its principal operating units, and

•
assessing and making recommendations concerning overall corporate governance to the extent specific matters are not the assigned responsibility of other board committees.

The Committee's goals and responsibilities include establishing criteria for selecting new directors, and exercising oversight of the evaluation of the Board and management. The criteria for selecting new directors include (a) their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in the Corporation's Corporate Governance Principles, (b) their business or professional experience, (c) their integrity and judgment, (d) their records of public service, (e) their ability to devote sufficient time to the affairs of the Corporation, (f) the diversity of backgrounds and experience they will bring to the Board, and (g) the needs of the Corporation from time to time. The Committee's charter provides that all directors should be individuals of substantial accomplishment with demonstrated leadership capabilities and that they should represent all shareholders and not any special interest group or constituency. It also gives the Committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms.

The charter requires the Committee to perform an annual self-evaluation and also to oversee the process of evaluation of the Board, its committees, and management. It also requires that all committee members be independent directors; that they, including the chairman, be appointed by the Board; and that they be subject to the Board's policy of periodically rotating committee memberships. The Committee has the authority to delegate tasks to subcommittees, and it is required to give regular reports to the Board.

The Committee reviews its charter during its first meeting of each calendar year.

Communications
from Security
Holders

Security holders may send communications to the Board, the Committee chairmen (who preside over executive sessions of the outside directors on a rotating basis), or the outside directors as a group through the Secretary of the Corporation. The Secretary will collect, organize and forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include solicitations for products or services, employment matters, and matters not relevant to the shareholders, to the functioning of the Board, or to the affairs of the Corporation.

Compensation of Directors

Our by-laws provide that each non-employee director be paid allowances and attendance fees as the Board may from time to time determine. Directors who are employees of U. S. Steel receive no compensation for their service on the Board. We pay our non-employee directors as follows:

Annual Retainer	$60,000
Committee Membership Fees:
Audit & Finance	$10,000 ($11,000 for chairman)
Compensation & Organization and Corporate Governance & Public Policy	$5,000 ($6,000 for chairmen)
Meeting Fee (for each Board or committee meeting)	$2,000

Under our Deferred Compensation Plan for Non-Employee Directors, directors may defer some or all of their annual retainers in the form of Common Stock Units. Each of our directors is strongly encouraged to defer at least half of his or her retainer in the form of Common Stock Units, and some have deferred their entire retainers in this way. A Common Stock Unit is what is sometimes referred to as "phantom stock" because initially no stock is actually issued. Instead, we keep a book entry account for each director that shows how many Common Stock Units he or she has. When a director leaves the Board, he or she must take actual shares of common stock corresponding to the number of Common Stock Units in his or her account. We believe this is an effective way to increase the directors' equity interests in U. S. Steel and thereby further align their interest with that of the stockholders.

We credit each non-employee director's deferred stock account with Common Stock Units every January. The ongoing value of each Common Stock Unit equals the market price of the common stock. When dividends are paid on the common stock, we credit each account with equivalent amounts in additional Common Stock Units.

If U. S. Steel were to undergo a change in control resulting in the removal of a non-employee director from the Board, that director would receive a cash payment equal to the value of his or her deferred stock account.

Under our Non-Employee Director Stock Plan, each current non-employee director received a grant of up to 1,000 shares of common stock. In order to qualify, each director must first have purchased an equivalent number of shares in the open market during the 60 days following the first date of his or her service on the Board.

Our by-laws require non-employee directors to retire at the end of the month in which they turn 72, even if their terms have not expired. Employee directors must retire from the Board when they retire as employees, except that the CEO may remain on the Board, at the Board's request, through the month in which he or she turns 70. Our by-laws also provide that directors who undergo a significant change in their business or professional careers should volunteer to resign from the Board.

Proposals of the Board

The Board will present the following proposals at the meeting:

Proposal No. 1

Election of Directors

U. S. Steel's Certificate of Incorporation divides the directors into three classes: Class I, Class II and Class III. Each class must consist, as nearly as possible, of one-third of the directors. Once elected, directors serve for a term of three years and until their successors are duly elected and qualified. At each annual meeting, directors who are elected to succeed directors whose terms have expired are identified as being of the same class as those they succeed. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which he or she is elected.

The current four Class III directors are nominees for election this year for a three-year term that will expire at the 2007 annual meeting. Of the 12 current directors, four are officers of U. S. Steel, five have top executive experience with a wide variety of other businesses, one had a distinguished career in the military and the diplomatic corps before entering business, one has had a distinguished career in academia, business and government, and one has had a distinguished career in public service including the judiciary. A brief statement about the background of each nominee and each continuing director is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

The Board has affirmatively determined that no non-employee director has a material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). The Board made such determination based on all relevant facts and circumstances, including the categorical standards for independence adopted by the Board. Under those standards, no director is independent if, within the previous three years:

1.
he or she has been an employee, or an immediate family member (as defined below) has been an executive officer, of the Corporation;

2.
he or she, or an immediate family member, has received more than $100,000 per year in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.
he or she has been affiliated with or employed by, or an immediate family member has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Corporation;

4.
he or she has been employed, or an immediate family member has been employed, as an executive officer of another company where any of the Corporation's present executives serve on that company's compensation committee; or

5.
he or she has been an executive officer or an employee, or an immediate family member has been an executive officer, of a company that made payments to, or received payments from, the Corporation for property or services which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company's gross revenues.

"Immediate family member" includes a person's spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home. It does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. They require that notice be received by the Secretary at least 45 days, but not more than 75 days, before the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

The Board recommends a vote for the election of each nominee.

Nominees for Class III Director
Terms Expire 2007

Robert J. Darnall Director since 2001 Age 65
Retired Chairman and Chief Executive Officer, Inland Steel Industries

Mr. Darnall graduated from DePauw University with a BA degree in mathematics, from Columbia University with a BS degree in civil engineering and from the University of Chicago with an MBA. He began his career with Inland Steel Industries in 1962. He was elected Executive Vice President in 1982 and at that time joined Inland's Board of Directors. In 1986 Mr. Darnall became President and Chief Operating Officer. In 1992 he became Chairman, President and Chief Executive Officer. He retired as Chairman and Chief Executive Officer in 1998 and immediately joined Ispat International N.V., which acquired Inland Steel Company in 1998, as head of their North American operations. Mr. Darnall left Ispat in 2000 and soon thereafter became Chairman and Interim CEO of Prime Advantage Corporation, a procurement services startup. He left Prime Advantage in January 2002. Mr. Darnall is a director of Cummins, Inc., Household International, Inc., Pactiv Corporation and Sunoco, Inc. He is also former Chairman of the American Iron and Steel Institute.

Roy G. Dorrance Director since 2001 Age 58
Vice Chairman, United States Steel Corporation

Mr. Dorrance graduated from the Massachusetts Institute of Technology with a BS degree in management and received a Masters degree from Carnegie Mellon University in industrial administration. Mr. Dorrance began his career with United States Steel in 1968 in the Mon Valley operation. He served on financial, international and resource development staffs before being appointed vice president-commercial for U.S. Steel Mining Company in 1982. Mr. Dorrance was named manager of plate products in 1985, appointed vice president of U.S. Steel International, Inc. in 1989 and elected president of USX Engineers and Consultants in 1992. Mr. Dorrance was named vice president-purchasing and technology in 1994 and appointed vice president-operations in 1995, executive vice president-sheet products in 1997 and executive vice president responsible for new business development in January 2001. He was elected Vice Chairman of U.S. Steel effective December 31, 2001. Mr. Dorrance is a member of the Association of Iron & Steel Engineers.

Charles R. Lee Director since 2001 Age 64
Retired Chairman, Verizon Communications (telecommunications)

Mr. Lee received a Bachelor's degree in metallurgical engineering from Cornell University and an MBA with distinction from the Harvard Graduate School of Business. He served in various financial and management positions before becoming Senior Vice President-Finance for Penn Central Corporation and then Columbia Pictures Industries Inc. In 1983 he joined GTE Corporation (which merged with Bell Atlantic Corporation to form Verizon Communications in 2000) as Senior Vice President of Finance and in 1986 was named Senior Vice President of Finance and Planning. He was elected President, Chief Operating Officer and director in December 1988 and was elected Chairman of the Board and Chief Executive Officer of GTE in May 1992. Mr. Lee served as Chairman and Co-CEO of Verizon from June 2000 to March 2002 and as Non-Executive Chairman until December 31, 2003. Mr. Lee is a director of Marathon Oil Corporation, The Procter & Gamble Company, United Technologies Corporation and Hughes Corporation.

John G. Drosdick Director since 2003 Age 60
Chairman, Chief Executive Officer and President, Sunoco, Inc.
(petroleum and petrochemical products)

Mr. Drosdick graduated from Villanova University with a BS degree in chemical engineering and received a Masters in chemical engineering from the University of Massachusetts. Mr. Drosdick began his career with Exxon Corporation in 1968 and held a wide variety of management positions. He was named President of Tosco Corporation in 1987 and President of Ultramar Corporation in 1992. In 1996 Mr. Drosdick became President and Chief Operating Officer of Sunoco and was elected Chairman in May 2000. He is a director of Lincoln National Corporation and Sunoco Logistic Partners L.P.

Continuing Class I Directors
Terms Expire 2005

Shirley Ann Jackson Director since 2001 Age 57
President, Rensselaer Polytechnic Institute

Dr. Jackson received a BS degree in physics in 1968, and a Ph.D. in theoretical elementary particle physics in 1973, from the Massachusetts Institute of Technology. She was a research associate at the Fermi National Accelerator Laboratory, a visiting scientist at the European Center for Nuclear Research and, from 1976 to 1991, a theoretical physicist at the former AT&T Bell Laboratories. She was a professor of theoretical physics at Rutgers University from 1991 to 1995. After nomination by President Clinton and confirmation by the U.S. Senate, she was Chairman of the U.S. Nuclear Regulatory Commission from 1995 to 1999. Dr. Jackson became President of Rensselaer Polytechnic Institute in 1999. Dr. Jackson is a director of Marathon Oil Corporation, Federal Express Corporation, AT&T, Medtronic, Inc., Public Service Enterprise Group, and the New York Stock Exchange. She is a member of the National Academy of Engineering, a Fellow of the American Academy of Arts and Sciences and a Fellow of the American Physical Society. She holds 23 honorary degrees, was awarded the New Jersey Governor's Award in Science in 1993, and was inducted into the National Women's Hall of Fame in 1998. In 2003 Dr. Jackson was named by ESSENCE magazine as one of the 50 most inspiring African-Americans. She has also been named by Discover magazine as one of the top 50 women in science.

Dan D. Sandman Director since 2001 Age 55
Vice Chairman and Chief Legal & Administrative Officer, General Counsel and Secretary
United States Steel Corporation

Mr. Sandman graduated from Ohio State University with a BA in 1970 and a law degree in 1973. He attended the Stanford Executive Program in 1989 and is a member of the Ohio and Pennsylvania bar associations. He began working for Marathon Oil Company in 1973 and served in a series of positions in the marketing, antitrust and oil & gas law areas in Findlay, Ohio; Houston, Texas; and London, England. In 1981 he was named senior marketing counsel, and he was promoted to general attorney, refining & marketing in 1983. Mr. Sandman was named general attorney, U.S. exploration & production law in February 1986 and elected general counsel and secretary of Marathon Oil Company later that year. He was elected secretary and assistant general counsel of USX Corporation in December 1992 and general counsel and secretary in February 1993. In 1998 he assumed responsibility for public affairs. Mr. Sandman was elected Vice Chairman and Chief Legal & Administrative Officer, General Counsel and Secretary of U.S. Steel effective December 31, 2001. Mr. Sandman is a director of Roppe Corporation.

Thomas J. Usher Director since 2001 Age 61
Chairman of the Board of Directors & Chief Executive Officer
United States Steel Corporation

Mr. Usher graduated from the University of Pittsburgh with a BS degree in industrial engineering, an MS degree in operations research and a Ph.D. in systems engineering. He joined U.S. Steel in 1965 and held various positions in industrial engineering. From 1975 through 1979, he held a number of management positions at U.S. Steel's South and Gary Works. He was elected Executive Vice President-Heavy Products in 1986, President-U.S. Steel Group and director of USX in 1991, President & Chief Operating Officer of USX in 1994 and Chairman of the Board & Chief Executive Officer of USX effective July 1, 1995. He became Chairman & CEO of U.S. Steel effective December 31, 2001. He is Chairman of the Board of Directors of Marathon Oil Corporation and a director of H. J. Heinz Co., PNC Financial Services Group, and PPG Industries, Inc.

Douglas C. Yearley Director since 2001 Age 68
Chairman Emeritus, Phelps Dodge Corporation and Non-Executive Chairman, Lockheed Martin Corporation

Mr. Yearley graduated from Cornell University with a Bachelor's degree in metallurgical engineering and attended the Program for Management Development at Harvard Business School. He joined Phelps Dodge in 1960 in project development. He held several key positions before being elected Executive Vice President and a director in 1987, Chairman and Chief Executive Officer in 1989 and President in 1991. He retired in May, 2000. He is a director of Marathon Oil Corporation, Lockheed Martin Corporation and Heidrick & Struggles International, Inc. He was a director of J.P. Morgan & Co. Incorporated and Morgan Guaranty Trust Company of New York from 1993 to 2000, and Southern Peru Copper Corporation from 1991 to 2000. He is a member of the National Council of the World Wildlife Fund, and a graduate member of The Business Council.

Continuing Class II Directors
Terms Expire 2006

J. Gary Cooper Director since 2001 Age 67
Chairman and Chief Executive Officer, Commonwealth National Bank
(commercial bank)

Ambassador Cooper graduated from the University of Notre Dame with a BS degree in finance and attended Harvard University's Senior Managers in Government program. He was awarded an honorary doctor of law degree from Troy University. A retired Major General in the U.S. Marine Corps, Ambassador Cooper was twice elected to the Alabama legislature, was commissioner of the Alabama Department of Human Resources and was appointed Assistant Secretary of the Air Force during the George H. W. Bush administration. He was the United States Ambassador to Jamaica from 1994 to 1997. Ambassador Cooper is a director of PNC Financial Services Group, GenCorp Inc. and Protective Life Corporation.

Frank J. Lucchino Director since 2003 Age 64
Judge, Orphans' Court Division, Court of Common Pleas, Allegheny County, Pennsylvania

Judge Lucchino earned a Bachelor's degree in engineering in 1961, and a law degree in 1964, from the University of Pittsburgh. He is an alumnus of Harvard Business School's Executive Education program on corporate governance. He served on the boards of National Steel Corporation and Allegheny Teledyne Incorporated. Judge Lucchino currently serves as a judge in the Orphans' Court Division of the Court of Common Pleas in Allegheny County, Pennsylvania. Prior to being elected to the Court, he was a senior partner at the law firm of Grogan, Graffam, McGinley and Lucchino in Pittsburgh, Pennsylvania. He also served five four-year terms as Allegheny County Controller, an elected position. In 1993, Judge Lucchino was named to the United States National Commission on Libraries and Information Science (NCLIS) by President Clinton and was confirmed by the Senate. He served on the Commission until July 1999.

Seth E. Schofield Director since 2001 Age 64
Retired Chairman and Chief Executive Officer, USAir Group

Mr. Schofield graduated from the Harvard Business School Program for Management Development in 1975. He served in various corporate staff positions after joining USAir in 1957 and became Executive Vice President-Operations in 1981. Mr. Schofield served as President and Chief Operating Officer from 1990 until 1991. He was elected President and Chief Executive Officer in 1991 and became Chairman of the boards of USAir Group and USAir, Inc. in 1992. He retired in January 1996. Mr. Schofield is a director of Marathon Oil Corporation and Calgon Carbon Corporation. He is also an Advisory Board member of Desai Capital Management.

John P. Surma Direct or since 2001 Age 49
President and Chief Operating Officer, United States Steel Corporation

Mr. Surma received a BS degree in accounting from Pennsylvania State University in 1976 and joined Price Waterhouse LLP at that time. He joined Marathon Oil Company in February, 1997 as Senior Vice President, Finance and Accounting. He was named Senior Vice President, Finance & Administration in January 1998; President of Speedway SuperAmerica LLC in September 1998, and Senior Vice President, Supply & Transportation in January 2000. Effective January 1, 2001 he became President of Marathon Ashland Petroleum LLC, and in September 2001 Mr. Surma was elected Assistant to the Chairman of USX Corporation. He became Vice Chairman and Chief Financial Officer of U.S. Steel effective December 31, 2001, and President and Chief Operating Officer effective March 1, 2003. Mr. Surma is a director of Calgon Carbon Corporation and Mellon Financial Corporation. He is also a member of the Board of Visitors of the Smeal College of Business at Penn State University, the Board of Visitors of the Katz School of Business of the University of Pittsburgh, and a member of the American Institute of Certified Public Accountants.

Proposal No. 2

Election of Independent Auditors

PricewaterhouseCoopers LLP (PwC) has served as independent auditors of U. S. Steel since its creation in 2001 and served as independent auditors of USX Corporation, which included the U. S. Steel Group, for many years. We believe that their knowledge of U. S. Steel's business and its organization gained through this period of service is very valuable. In accordance with the established policy of the firm, partners and employees of PwC assigned to the U. S. Steel engagement are periodically rotated, thus giving U. S. Steel the benefit of new thinking and approaches in the audit area. We expect representatives of PwC to be present at the meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the year 2003, PwC performed professional services for U. S. Steel in connection with audits of the financial statements of U. S. Steel, certain subsidiaries and certain pension and other employee benefit plans. PwC has also reviewed quarterly reports and other filings with the Securities and Exchange Commission and other agencies.

The Board recommends a vote for the election of PwC.

Audit & Finance Committee Report

Our committee has reviewed and discussed U. S. Steel's audited financial statements for 2003 with U. S. Steel's management. We have discussed with the independent auditor, PricewaterhouseCoopers LLP (PwC), the matters required to be discussed by Statements on Auditing Standards No. 61, as amended by Statements No. 89 and No. 90 (Communication with Audit Committees), as may be modified or supplemented. We have received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we have discussed with PwC its independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for U. S. Steel be included in U. S. Steel's Annual Report on Form 10-K for 2003 for filing with the Securities and Exchange Commission.

Charles R. Lee, Chairman
J. Gary Cooper
Robert J. Darnall
John G. Drosdick
Shirley Ann Jackson
Frank J. Lucchino
Seth E. Schofield
Douglas C. Yearley

Information Regarding the Independence of the Independent Auditors

Audit Fees

Aggregate fees for professional services rendered by PwC for the audit of U. S. Steel's annual financial statements and for its review of the financial statements included in U. S. Steel's Forms 10-Q were $ 2.57 million for 2003 and $1.80 million for 2002.

Audit-Related Fees

Aggregate fees for assurance and related services by PwC that were reasonably related to the performance of the audit or review of U. S. Steel's financial statements and which are not reported under "Audit Fees" above were $244,000 for 2003 and $769,000 for 2002. The services were employee benefit plan and trustee audits, audits of divisions and subsidiaries, financial due diligence, Sarbanes-Oxley consultations, and other legally-required audits, reviews or other procedures.

Tax Fees

Aggregate fees for professional services rendered by PwC for tax compliance, tax advice, and tax planning were $263,000 in 2003 and $873,000 in 2002. The services were tax advice related to transactions, inventories, and interpretations of law; local, state, federal and international tax compliance services; tax planning and executive financial planning and tax services. PwC no longer performs financial planning or tax services for most of our executives and will completely discontinue this service following the 2003 tax preparation period.

All Other Fees

Aggregate fees for products and services provided by PwC, other than the services described in the previous three paragraphs, were $3,000 in 2003 and $139,000 in 2002. In both 2003 and 2002 these fees related to a web-based accounting research tool. In 2002 they also related to internal audit assistance, international accounting training, and general ledger mapping.

Pre-Approval Policy

The Audit & Finance Committee (the "Committee") has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. The Committee has delegated to its chairman the authority to approve non-audit engagements of less than $500,000 between Committee meetings. In 2002 and 2003 all of the above services were either pre-approved by the Committee in accordance with this pre-approval policy or were exempt from pre-approval pursuant to SEC regulations.

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known to U. S. Steel to beneficially own five percent or more of the voting stock of U. S. Steel:

Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

U.S. Steel Common Stock	Appaloosa Investment Limited Partnership I; Palomino Fund Ltd.; Appaloosa Management L.P.; Appaloosa Partners Inc.; and David A. Tepper 26 Main Street Chatham, NJ 07928	6,200,000 (1)	6.0	(1)
U.S. Steel Common Stock	Capital Growth Management Limited Partnership One International Place Boston, MA 02110	5,803,000 (2)	5.62	(2)
U.S. Steel Common Stock	Mellon Financial Corporation One Mellon Center Pittsburgh, PA 15258	5,436,186 (3)	5.26	(3)
(1)
Based on Schedule 13G/A dated January 5, 2004 which indicates that Appaloosa Investment Limited Partnership I had sole voting power over no shares, shared voting power over 3,304,601 shares, sole dispositive power over no shares and shared dispositive power over 3,304,601 shares; that Palomino Fund Ltd. had sole voting power over no shares, shared voting power over 2,995,399 shares, sole dispositive power over no shares and shared dispositive power over 2,995,399 shares; that Appaloosa Management L.P. had sole voting power over no shares, shared voting power over 6,200,000 shares, sole dispositive power over no shares and shared dispositive power over 6,200,000 shares; that Appaloosa Partners Inc. had sole voting power over no shares, shared voting power over 6,200,000 shares, sole dispositive power over no shares and shared dispositive power over 6,200,000 shares; and that David A. Tepper had sole voting power over no shares, shared voting power over 6,200,000 shares, sole dispositive power over no shares and shared dispositive power over 6,200,000 shares.

(2)
Based on Schedule 13G dated February 6, 2004 which indicates that Capital Growth Management Limited Partnership had sole voting power over 5,431,800 shares, shared voting power over no shares, sole dispositive power over no shares, and shared dispositve power over 5,803,000 shares.

(3)
Based on Schedule 13G dated January 30, 2004 which indicates that Mellon Financial Corporation had sole voting power over 4,454,199 shares, shared voting power over 285,910 shares, sole dispositive power over 5,094,802 shares, and shared dispositive power over 288,183 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of U. S. Steel common stock beneficially owned as of January 31, 2004 by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. No director or executive officer beneficially owned, as of the applicable date, any equity securities of U. S. Steel other than those shown.

Name	Shares

J. Gary Cooper (1)	1,057
Robert J. Darnall	3,000
Roy G. Dorrance (1)(2)	570,768
John G. Drosdick	2,000
John H. Goodish (1)(2)	236,862
Shirley Ann Jackson (1)	1,042
Charles R. Lee	1,200
Frank J. Lucchino	2,000
Dan D. Sandman (1)(2)	497,762
Seth E. Schofield (1)	1,167
John P. Surma (1)(2)	521,811
Thomas J. Usher (1)(2)	2,119,839
Douglas C. Yearley	1,000
All Directors and Executive Officers as a group (18 persons) (1)(2)(3)	4,925,410

The following table shows Common Stock Units credited under the United States Steel Corporation Deferred Compensation Plan for Non-Employee Directors:

Name	Common Stock Units

J. Gary Cooper	5,924
Robert J. Darnall	4,868
John G. Drosdick	3,821
Shirley Ann Jackson	5,642
Charles R. Lee	13,222
Frank J. Lucchino	3,170
Seth E. Schofield	7,601
Douglas C. Yearley	7,560

(1)
Includes shares held under the U. S. Steel Savings Fund Plan, the U. S. Steel Dividend Reinvestment and Direct Stock Purchase Plan, and the 2002 Stock Plan.

(2)
Includes shares which may be acquired upon exercise of outstanding options as follows (all options other than those granted on February 13, 2003 and May 27, 2003 were exercisable on January 31, 2004): Mr. Usher: 2,031,400, Mr. Surma: 450,000; Mr. Sandman: 438,325 ; Mr. Dorrance: 508,000; Mr. Goodish: 208,750; and all directors and executive officers as a group: 4,514,505.

(3)
Total shares beneficially owned in each case constitute less than one percent of the outstanding shares except that Mr. Usher beneficially owned 2.0 percent and all directors and executive officers as a group owned 4.75 percent of the common stock.

Executive Compensation

The following table sets forth certain information concerning the compensation awarded to, earned by or paid by U. S. Steel to Mr. Usher and to the other four most highly compensated current executive officers of U. S. Steel who were serving as executive officers at the end of 2003 for services rendered to U. S. Steel or its subsidiaries in all capacities during 2003 and 2002, and corresponding information concerning the compensation awarded to, earned by or paid by USX Corporation or its affiliates ("USX") to these officers for services rendered during 2001:

Summary Compensation Table

	Annual Compensation							Long-Term Compensation(5)
Name and Principal Position	Year	Salary ($)		Bonus ($)	Salary and Bonus Total ($)	Other Annual Compensation ($)(1)		Restricted Stock Award(s) ($)(2)	Options/ SARs (#)(3)	All Other Compensation ($)(4)

T. J. Usher	2003	1,100,000		1,250,000	2,350,000	17,714		0	800,000	1,913,329
Chairman of the	2002	1,100,000		1,243,000	2,343,000	12,858		663,488	500,000	74,957
Board & Chief	2001	1,400,000		3,000,000	4,400,000	12,252		2,844,737	500,000	109,115
Executive Officer

J. P. Surma	2003	633,337		900,000	1,533,337	6,684		521,269	300,000	351,131
President and	2002	450,000		509,000	959,000	2,491		918,675	153,935	30,616
Chief Operating	2001	416,667		1,000,000	1,416,667	11,572		357,720	94,200	92,592
Officer

D. D. Sandman	2003	525,006		550,000	1,075,006	3,594		57,919	150,000	38,881
Vice Chairman and	2002	520,000		588,000	1,108,000	5,688		768,625	150,000	35,429
Chief Legal &	2001	481,667		700,000	1,181,667	10,206		31,607	100,000	47,694
Administrative Officer, General Counsel and Secretary

R. G. Dorrance	2003	484,174		400,000	884,174	6,884		57,919	150,000	35,434
Vice Chairman	2002	420,000		475,000	895,000	10,050		747,189	150,000	29,522
	2001	350,000		190,000	540,000	1,735		8,948	62,500	33,824

J. H. Goodish	2003	346,000	*	450,000	796,000	219,431	**	241,328	125,000	24,479
Executive Vice	2002	310,750	*	350,000	660,750	493,191	**	38,789	50,000	21,045
President -	2001	289,167	*	250,000	539,167	58,937	**	63,393	18,750	25,421
Operations
* Includes foreign service premium.
** Allowances, reimbursements and tax settlements associated with foreign service.

(1)
This column includes amounts reimbursed for the payment of taxes for tax compliance services, local transportation services, and corporate aircraft usage.

(2)
Grants of restricted stock under the USX 1990 Stock Plan (for 2001) and under the U. S. Steel 2002 Stock Plan (for 2002 and 2003). The amount shown for Mr. Usher for 2001 includes 90,000 Marathon Oil Corporation ("Marathon") shares granted under an August 8, 2001 Completion and Retention Agreement between Mr. Usher and USX. On February 13, 2003, Mr. Usher surrendered all of his U. S. Steel restricted stock except that which was eligible for vesting in May 2003. The amount shown for 2002 reflects such surrender. The amounts shown for Messrs. Usher, Surma and Sandman for 2001 include grants of Marathon restricted stock valued as of applicable grant dates at $2,802,978 for Mr. Usher, $357,720 for Mr. Surma, and $23,772 for Mr. Sandman. In 2002, in light of the separation of the steel and energy businesses of USX Corporation, the Marathon Compensation Committee cancelled all unvested performance-based restricted stock awards previously granted to Messrs. Usher, Surma and Sandman in exchange for cash settlements of $3,778,164, $225,869, and $400,403, respectively. Grants are subject to conditions including continued employment and achievement of business performance standards. Dividends are paid on restricted stock. Shown below is the vesting schedule for restricted stock scheduled to vest less than three years from the date of grant, together with the number and value, as of December 31, 2003, of the aggregate holdings of restricted stock for each of the executive officers named in the Summary Compensation Table. Vesting shown assumes achievement of business performance at peer-group standard (as described in the Compensation & Organization Committee Report on Executive Compensation beginning on page 30).

Footnotes to Summary Compensation Table continued:

Footnote 2 continued:

	Vesting Schedule for Restricted Stock			Unvested Restricted Shares Aggregate Holdings
Name	Date Granted	May 2004 (Shares)	May 2005 (Shares)	Stock	Shares	Value as of December 31, 2003($)

T. J. Usher	May 28, 2002	0	0	U. S. Steel	0	0
	May 30, 2000	0	0	U. S. Steel	0	0

J. P. Surma	May 27, 2003	15,000	15,000	U. S. Steel	30,000	1,049,550
	May 28, 2002	15,000	15,000	U. S. Steel	30,000	1,049,550

D. D. Sandman	May 28, 2002	12,375	12,375	U. S. Steel	24,750	865,879
	May 30, 2000	2,625	2,625	U. S. Steel	5,250	183,671

R. G. Dorrance	May 28, 2002	12,000	12,000	U. S. Steel	24,000	839,640
	May 30, 2000	3,000	3,000	U. S. Steel	6,000	209,910

J. H. Goodish	May 27, 2003	7,500	7,500	U. S. Steel	15,000	524,775
	May 28, 2002	500	500	U. S. Steel	1,000	34,985
	May 29, 2001	750	750	U. S. Steel	1,500	52,477
	May 30, 2000	1,250	1,250	U. S. Steel	2,500	87,462

(3)
All option shares listed except (a) those granted to Mr. Surma by Marathon and by Ashland, Inc. ("Ashland") in 2001, and by Ashland in 2002, (b) 3,000 granted to Mr. Dorrance, and (c) 15,000 granted to Mr. Goodish, were granted with tandem stock appreciation rights ("SARs").

(4)
This column includes amounts contributed by U. S. Steel under the U. S. Steel Savings Fund Plan, and for 2001 by USX under the USX Savings Fund Plan or the Marathon Thrift Plan, and the related supplemental savings plans. Such amounts for 2003 were $66,000 for Mr. Usher, $38,000 for Mr. Surma, $31,500 for Mr. Sandman, $29,050 for Mr. Dorrance and $20,355 for Mr. Goodish. Also included are amounts representing the imputed income attributable to (and, for 2001, premiums paid for) split-dollar life insurance protection provided by U. S. Steel. Such amounts for 2003 were $7,079 for Mr. Usher, $4,881 for Mr. Surma, $1,631 for Mr. Sandman, $2,134 for Mr. Dorrance and $1,074 for Mr. Goodish. Also included are amounts attributable to financial planning and a mandatory tax compliance program. For 2003, these amounts were $8,750 for Mr. Usher, $8,250 for Mr. Surma, $5,750 for Mr. Sandman, $4,250 for Mr. Dorrance, and $3,050 for Mr. Goodish. For Mr. Usher, this column also includes the value of the phantom stock he was awarded under his February 13, 2003 Employment and Consulting Agreement (the "Agreement"), which is described on pages 37-38 and was also described in our 2003 proxy statement. That value was $1,831,500. The phantom stock was awarded in return for Mr. Usher's surrender of restricted stock. On February 17, 2004, Mr. Usher received a payment equal to the value of half of the phantom stock, in accordance with the Agreement. (See page 38.) For Mr. Surma, this column also includes the $300,000 promotional award granted to him on March 1, 2003 in connection with his promotion to President, which award was disclosed in our 2003 proxy statement.

Footnotes to Summary Compensation Table continued:

(5)
Restricted stock and stock options/SAR shares granted by stock are as follows:

Name		Stock	Restricted Stock* ($)	Stock Option/ SAR Shares

T. J. Usher	2003	U. S. Steel	0	800,000

	2002	U. S. Steel	633,488	500,000

	2001	Marathon	0	325,000
		U. S. Steel	41,759	175,000

J. P. Surma	2003	U. S. Steel	521,269	300,000

	2002	U. S. Steel	918,675	150,000
		Ashland	0	3,935

	2001	Marathon	0	50,000
		Ashland	0	44,200

D. D. Sandman	2003	U. S. Steel	57,919	150,000

	2002	U. S. Steel	768,625	150,000

	2001	Marathon	0	65,000
		U. S. Steel	7,835	35,000

R. G. Dorrance	2003	U. S. Steel	57,919	150,000

	2002	U. S. Steel	747,189	150,000

	2001	U. S. Steel	8,948	62,500

J. H. Goodish	2003	U. S. Steel	241,328	125,000

	2002	U. S. Steel	38,789	50,000

	2001	U. S. Steel	63,393	18,750

*
Includes cancellation of Marathon restricted stock described in footnote (2) above.

2003 Option/SAR Grants

The following table sets forth certain information concerning options and stock appreciation rights ("SARs") granted during 2003 to each executive officer named in the Summary Compensation Table:

	Individual Grants
	Number of Securities Underlying Options/ SARs Granted(1)		% of Total Options/ SARs Granted to Employees in 2003(3)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(4)
					Exercise or Base Price per Share ($)
						Expiration Date
Name or Group							0%	5%		10%

T. J. Usher	800,000	(2)	33.0%		12.210	February 13, 2011	0	4,664,000		11,170,400
J. P. Surma	300,000	(2)	12.4%		15.445	May 27, 2011	0	2,212,200		5,298,600
D. D. Sandman	150,000	(2)	6.2%		15.445	May 27, 2011	0	1,106,100		2,649,300
R. G. Dorrance	150,000	(2)	6.2%		15.445	May 27, 2011	0	1,106,100		2,649,300
J. H. Goodish	125,000	(2)	5.2%		15.445	May 27, 2011	0	921,750		2,207,750

All Stockholders	N/A N/A		N/A N/A		12.210 15.445	February 13, 2011 May 27, 2011	0 0	604,358,013 764,414,405		1,447,452,989 1,830,904,154

All Optionees	800,000 1,622,000		100.0 100.0	% %	12.210 15.445	February 13, 2011 May 27, 2011	0 0	4,664,000 11,960,628		11,170,400 28,647,764

Optionees' Gain as % of All Stockholders' Gain	N/A N/A		N/A N/A		12.210 15.445	February 13, 2011 May 27, 2011	0 0	..7 1.6	% %	..7 1.6	% %

(1)
All options are exercisable on May 27, 2004 except those granted to Mr. Usher, which were exercisable on February 13, 2004.

(2)
These options were granted with tandem SARs, which have the same exercise date as the underlying options. Upon the exercise of an SAR, an optionee receives an amount, in cash and/or shares, equal to the excess, for a specified number of shares, of (a) the fair market value of a share on the date the SAR is exercised (except that for any SAR exercised during the 10-business-day period beginning on the third business day following the release of U. S. Steel's quarterly earnings, the Compensation & Organization Committee may, in its sole discretion, establish a uniform fair market value of a share for such period which shall not be more than the highest daily fair market value and shall not be less than the lowest daily fair market value during such 10-business-day period) over (b) the exercise or base price per share.

(3)
Indicates percentage of total option shares granted.

(4)
The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the stock. We have not used an alternative formula for a grant date valuation, as we are not aware of any formula which will determine with reasonable accuracy present value based on future unknown or volatile factors. Amounts shown for All Stockholders represent the potential realizable values assuming appreciation at the rates indicated based on the exercise or base prices per share shown, the indicated expiration dates and the number of outstanding shares as of December 31, 2003.

Option Exercises and Year-End Values

The following table sets forth certain information concerning options to purchase common stock and stock appreciation rights ("SARs") exercised by each executive officer named in the Summary Compensation Table during 2003 together with the total number of options and SARs outstanding at December 31, 2003 and the value of such options and SARs.

Aggregated 2003 Option/SAR Exercises
and
December 31, 2003 Option/SAR Values

Name	No. of Shares Underlying Options/SARs Exercised	Total Value Realized ($)	No. of Securities Underlying Unexercised Options/SARs at December 31, 2003 Exercisable/ unexercisable	Total Value of Unexercised In-The-Money Options/SARs at December 31, 2003 ($) Exercisable/ unexercisable

T. J. Usher	0	0	2,332,500(1)/800,000	16,416,338(1)/18,220,000
J. P. Surma	26,387(2)	197,464(2)	353,898(3)/300,000	2,977,301(3)/5,862,000
D. D. Sandman	52,000(4)	279,500(4)	454,725(5)/150,000	3,577,910(5)/2,931,000
R. G. Dorrance	0	0	358,000/150,000	4,041,585/2,931,000
J. H. Goodish	0	0	83,750/125,000	1,104,187/2,442,500

Note:	All options listed above were granted with SARs, except (a) those granted to Mr. Surma by Marathon and by Ashland, Inc. in 2001 and by Ashland, Inc. in 2002, (b) 3,000 options granted to Mr. Dorrance and (c) 15,000 options granted to Mr. Goodish.
(1)
Includes 1,101,100 Marathon shares.

(2)
Ashland options.

(3)
Includes 170,000 Marathon shares and 33,898 Ashland shares.

(4)
Marathon SARs.

(5)
Includes 166,400 Marathon shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Through no fault of their own, but rather because of clerical errors at U. S. Steel, Form 4 filings for Messrs. Lucchino and Drosdick were not filed on a timely basis in 2003. In each case the filings (one filing for Mr. Lucchino covering two transactions and one filing for Mr. Drosdick covering two transactions) related to the Non-Employee Director Stock Plan described on page 12 of this proxy statement. The requisite filings have since been made.

Compensation & Organization Committee Report on Executive Compensation

The Compensation & Organization Committee (the "Committee") of U. S. Steel was established on January 2, 2002 following the separation of the steel and energy businesses of USX Corporation (the "Separation"). The Committee sets policies and administers programs on executive compensation. When action should be taken on a specific compensation item, we either make a recommendation to the U. S. Steel Board or a subsidiary company board or take action on our own, whichever is appropriate. The Committee reports to the Board actions that do not require the Board's approval. The purpose of this report is to summarize the philosophy, specific program objectives and other relevant factors considered by the Committee in decision making with respect to the compensation of U. S. Steel executive officers, including the officers named in the Summary Compensation Table. Prior to the Separation, decisions respecting executive compensation were made by the Compensation Committee of USX Corporation (the "USX Committee").

Compensation programs for U. S. Steel's executive officers are designed to attract, retain and motivate employees who will make significant contributions to the achievement of corporate goals and objectives. The principal elements of our executive officers' compensation are:

•
Salary

•
Short-term incentive (bonus) awards and

•
Long-term incentive awards (stock options, stock appreciation rights, and restricted stock).

For each of the above elements of compensation, the Committee exercises its discretion in the subjective consideration of the factors described below and within the limitations of the various plans.

Salary

Salary administration at U. S. Steel begins with the development, and periodic adjustment, of salary structures for executive officers employed at the corporate level and at each major business unit. Each executive officer's position is assigned a salary grade with an associated salary range. The two major objectives in developing salary structures and assigning grades are to maintain:

1.
external competitiveness—the midpoint of the salary range for each position is near the average midpoint for similar positions at comparable companies and

2.
internal equity—each position's grade in the unit's hierarchy of positions accurately reflects its relative "value".

The data used in developing and adjusting salary structures are obtained from surveys coordinated by independent consultants.

The Committee makes decisions on salary increases and, occasionally—when business conditions dictate—salary decreases. When we determine salary increases, the highest weighting is given to performance; but other factors are also considered, such as experience and time in position. Once an executive officer's salary has passed the midpoint for the position, increases seldom exceed amounts necessary to maintain the salary near the midpoint, assuming performance merits such increases. Therefore, incentive opportunities provide the primary basis for significant increases in compensation. The salaries shown for the officers named in the Summary Compensation Table reflect the results of salary reviews and related actions taken by the Committee.

Short-Term Incentive Awards

U. S. Steel's short-term incentive (bonus) opportunities for executive officers are designed to provide awards near the average of those provided by similar companies for on-target performance. However, our incentive plans are designed to provide exceptional rewards for superior performance and lower rewards for below-average performance. The Committee makes bonus awards under the Annual Incentive Compensation Plan, as well as under the Senior Executive Officer Annual Incentive Compensation Plan, the latter of which was developed specifically to retain the Corporation's tax deduction for awards made to the officers named in the Summary Compensation Table and was approved by the stockholders of USX and of the U. S. Steel Group on October 25, 2001.

Senior Executive Officer Annual Incentive Compensation Plan

This plan applies to the CEO and to certain other designated executives. It provides for awards based on pre-established performance measures specifically related to steel shipments, worker safety, workforce diversity, environmental emissions improvements and common stock performance. For each performance measure, the applicable portion of the bonus will only be awarded if performance reaches the minimum, or threshold, level for that measure. The executives covered by this plan must satisfy the performance measures of both it and the Annual Incentive Compensation Plan, but the only award they receive is under the Senior Executive Officer Annual Incentive Compensation Plan.

The Committee certified in writing prior to payment of awards for the year 2003 that the pre-established, applicable performance levels (measured for incentive compensation purposes) required under the Senior Executive Officer Annual Incentive Compensation Plan were satisfied.

Annual Incentive Compensation Plan

The Committee also administers the Annual Incentive Compensation Plan, in which executive officers participate. It makes awards based on performance comparisons with the current business plan, with previous years and with peer groups on the basis of such financial measures as income, cash flow and return on capital employed, as measured for incentive compensation purposes, as well as individual objectives. In addition, non-financial measures, such as safety performance (compared with the prior year's industry average) and environmental and diversity performance are considered. In determining awards under this plan, consideration is also given to the absolute levels of income and cash flow. When making awards to executive officers under this plan, the Committee gives such weight to the various factors as it deems appropriate.

Based on consideration of other factors, the Committee may reduce or eliminate a short-term incentive award that would otherwise be payable under the above discussed plans.

Long-Term Incentive Awards

Long-term incentive awards are of major importance in the mix of compensation elements because these awards provide the most direct link to the returns that you, as U. S. Steel stockholders, receive. The USX and the U. S. Steel Group stockholders approved the 2002 Stock Plan on October 25, 2001. We administer this plan, under which we may grant (1) stock options, (2) stock appreciation rights and/or (3) restricted stock. Our stock options and restricted stock meet the requirements for deductibility under the tax laws.

Stock Option Grants

The Committee makes stock option grants that we believe to be reasonable and in line with other compensation. The number of shares granted generally reflects an employee's level of responsibility. Following normal annual grant practices, the Committee granted stock options in May 2003.

Restricted Stock Grants

The Committee established, for each recipient, an annual target level of restricted stock shares based on the same factors as those considered in granting stock options. A major grant is made to cover five years, with the intention that one fifth of the shares will vest each year if performance is at the target level. The Committee vests restricted stock at levels higher or lower than annual targets, depending on performance.

A major grant was made in 2000 by the USX Committee to cover the five-year performance period ending with 2004. We make interim grants only to permit vesting at the target level for the number of years remaining in the period. To emphasize the long-term nature of the awards, vesting decisions have been and will continue to be based on three-year average performance, which is compared with three-year peer-group performance for relevant businesses.

Vesting of restricted stock shares is based on pre-established performance measures specifically related to the responsibilities of plan participants. We can vest a portion of the annual target shares only if performance reaches the minimum, or threshold, level established for that period.

In May 2003, the three-year (2000-2002) average performance of U. S. Steel was compared by the Committee with that of competitors for the measures shown below. This comparison has provided the primary basis for the determination of vesting levels for restricted stock. However, vesting levels may be reduced (or eliminated entirely) based on other factors considered relevant by the Committee.

Performance Measure

•
Income from operations as a percent of capital employed

•
Income from operations per ton shipped

•
Operating cash flow as a percent of capital employed

•
Safety performance

Prior to vesting restricted stock shares in the year 2003, the Committee certified in writing that the pre-established applicable performance levels required under the 2002 Stock Plan were satisfied.

The Committee periodically compares data on long-term incentive grants made at other companies with those made at U. S. Steel. Our objective in making grants under the 2002 Stock Plan is to provide opportunities to receive above-average compensation (compared with that of similar companies) when performance is above the target level.

Overall, executive compensation at U. S. Steel is designed to provide total pay that is above average when both short- and long-term incentive goals are exceeded.

In addition to the compensation described above, the Committee annually compares the salary, bonus and long-term incentive payouts for the CEO and U. S. Steel's other top officers with the same elements for similar positions at comparable companies.

Mr. Usher's 2003 compensation reflects the same elements and the same factors as those described above. His leadership and effectiveness in dealing with major corporate problems and opportunities are also considered in determining his future salary increases, as are (1) the comparability of his salary with CEOs of other companies of similar size and complexity and (2) the position of his salary in the range for his position. In considering Mr. Usher's compensation for 2003 the

Committee took into account the provisions of Mr. Usher's Employment and Consulting Agreement which is described under the heading "Change in Control Arrangements and Employment Contracts" beginning on page 37.

In 2003 Mr. Usher successfully guided the Corporation through one of the most eventful years in its history. It was a year of significant growth and focus, highlighted by the acquisition of the assets of National Steel Corporation and the completion of a progressive new labor agreement with the United Steelworkers of America. The Corporation also acquired the Serbian steelmaker Sartid a.d. and reached an important labor agreement with its employees. U. S. Steel improved its liquidity position in 2003 and successfully completed both debt and equity offerings, while reducing inventory levels following the National acquisition. The U. S. Department of State awarded U. S. Steel its Award for Corporate Excellence for U. S. Steel's exemplary corporate citizenship, innovation and business practices in the Slovak Republic. General Motors named U. S. Steel its Supplier of the Year for flat steel products. Our Granite City Works, a former National Steel site, received ISO 14001 environmental certification. Of significance to all shareholders is the fact that U. S. Steel's total return to shareholders for the 2003 year was 170%.

Seth E. Schofield, Chairman

Robert J. Darnall

Charles R. Lee

Douglas C. Yearley

'

Shareholder Return Performance Presentation

The line graph below compares the yearly change in cumulative total stockholder return of our common stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the S&P Steel Index. The S&P Steel Index is made up of U. S. Steel, Nucor Corporation, Allegheny Technologies Incorporated and Worthington Industries, Inc.

Comparison of Cumulative Total Return(1)
on $100 Invested in U. S. Steel Stock on December 31, 1998
vs.
S&P 500 Index and S&P Steel Index

(1)
Total return assumes reinvestment of dividends.

Transactions

In the regular course of its business since January 1, 2003, U. S. Steel and its subsidiaries have had transactions with entities with which certain directors were affiliated. Such transactions were in the ordinary course of business and at competitive prices and terms. We do not consider any such director to have a material interest in any such transaction. We anticipate that similar transactions will occur in 2004.

Pension Benefits

The United States Steel Corporation Plan for Employee Pension Benefits ("Steel Pension Plan") is comprised of two defined benefits. One is based on final earnings and the other on career earnings. Directors who have not been employees of U. S. Steel do not receive any benefits under the Plan. The following table shows the annual final earnings pension benefits which would be payable for retirement at age 65 (or earlier under certain circumstances) with the various levels of eligible earnings and years of service shown. The benefits are based on a formula of a specified percentage (dependent on years of service) of average monthly earnings in the five consecutive years of the ten years prior to retirement in which earnings are highest. Years of service include service accrued as an employee of Marathon Oil Company, its subsidiaries and joint ventures ("Marathon"), and earnings for purposes of determining average monthly earnings include salary earned as an employee of Marathon. As of December 31, 2003, Messrs. Usher, Surma, Sandman, Dorrance, and Goodish had 38, 6, 30, 32, and 33 years of service, respectively.

Average Eligible Earnings for Highest Five Consecutive Years in Ten- Year Period Preceding Retirement
	Table of Pension Benefits Final Earnings Pension Benefits Annual Benefits for Years of Service
	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	45 Years

$ 100,000	17,325	23,100	28,875	34,650	40,950	47,250	53,550
300,000	51,975	69,300	86,625	103,950	122,850	141,750	160,650
500,000	86,625	115,500	144,375	173,250	204,750	236,250	267,750
700,000	121,275	161,700	202,125	242,550	286,650	330,750	374,850
900,000	155,925	207,900	259,875	311,850	368,550	425,250	481,950
1,100,000	190,575	254,100	317,625	381,150	450,450	519,750	589,050
1,300,000	225,225	300,300	375,375	450,450	532,350	614,250	696,150
1,500,000	259,875	346,500	433,125	519,750	614,250	708,750	803,250

The annual career earnings pension is equal to one percent of total career earnings plus a 30 percent supplement. Total career earnings include salary earned as an employee of Marathon. The estimated annual career earnings benefit payable at normal retirement age 65, assuming no increase in annual earnings, will be $233,400 for Mr. Usher, $163,764 for Mr. Surma, $139,344 for Mr. Sandman, $96,372 for Mr. Dorrance, and $87,216 for Mr. Goodish. Earnings for the purpose of calculating both the final earnings and career earnings pensions are limited to base salary (which includes any foreign service premium) as reflected in the Summary Compensation Table.

Pensions payable under the Steel Pension Plan to participants with Marathon service include service and earnings that are also used in the calculation of benefits payable under the defined benefit pension plans sponsored by Marathon ("Marathon Pension Plans"); therefore, the Steel Pension Plan benefits for such participants are reduced by their Marathon Pension Plan benefits. Because Messrs. Surma and Sandman have earned benefits under the Marathon Pension Plans, their U. S. Steel pension benefits will be reduced, at age 65, by estimated monthly Marathon pensions (assuming no increase in annual earnings) of $7,410 and $29,982, respectively. However the pension payable under the Steel Pension Plan cannot be reduced below the amount calculated with only U. S. Steel service and earnings.

In addition to the pension benefits described above, Messrs. Usher, Surma, Sandman, Dorrance, and Goodish participate in the United States Steel Corporation Executive Management Supplemental Pension Program ("Supplemental Pension Program") and are entitled, upon retirement after age 60, or before age 60 with U. S. Steel's consent, to the benefits shown in the table below. The benefits are based on a formula of a specific percentage, determined by years of U. S. Steel service, of the average of the three highest annual bonuses paid under the applicable incentive compensation plans in the ten years prior to retirement. The three most recent bonuses are reported in the Summary Compensation Table. The following table shows the annual supplemental pension which would be payable for retirement at age 65 (or earlier under certain circumstances) with the various levels of average annual bonus and years of service shown.

Average Annual Bonus for Three Highest Years in Ten-Year Period Preceding Retirement	Supplemental Pension Benefits Annual Benefits for Years of Service
	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	45 Years

$ 100,000	23,100	30,800	38,500	46,200	53,900	61,600	69,300
300,000	69,300	92,400	115,500	138,600	161,700	184,800	207,900
500,000	115,500	154,000	192,500	231,000	269,500	308,000	346,500
700,000	161,700	215,600	269,500	323,400	377,300	431,200	485,100
900,000	207,900	277,200	346,500	415,800	485,100	554,400	623,700
1,100,000	254,100	338,800	423,500	508,200	592,900	677,600	762,300
1,300,000	300,000	400,400	500,500	600,600	700,700	800,800	900,900
1,500,000	346,500	462,200	577,500	693,000	808,500	924,000	1,039,500
1,700,000	392,700	523,600	654,500	785,400	916,300	1,047,200	1,178,100
1,900,000	438,900	585,200	731,500	877,800	1,024,100	1,170,400	1,316,700
2,100,000	485,100	646,800	808,500	970,200	1,131,900	1,293,600	1,455,300
2,300,000	531,300	708,400	885,500	1,062,600	1,239,700	1,416,800	1,593,900
2,500,000	577,500	770,000	962,500	1,155,000	1,347,500	1,540,000	1,732,500
3,000,000	693,000	924,000	1,155,000	1,386,000	1,617,000	1,848,000	2,079,000

U. S. Steel has entered into an employment and consulting agreement with Mr. Usher which provides that if he elects to receive his pension under the Supplemental Pension Program and the non tax-qualified portion of his Steel Pension as a lump sum distribution, such distribution will be calculated as if his total pension benefits were determined using the interest rates and mortality tables in effect for retirements on January 31, 2003, instead of the rates and mortality tables in effect at the date of his retirement, which could result in a greater or lesser amount.

U. S. Steel has agreed to provide Mr. Surma with pension benefits consisting of the difference between (1) his pension under the Steel Pension Plan and Supplemental Pension Program determined by increasing the service Mr. Surma actually accrues under such plans by (a) 15 years for the purpose of computing his benefit eligibility and vesting and (b) a number of years equal to the product of 15 multiplied by the ratio of his actual accrued service under the Steel Pension Plan to his actual accrued service under both the Steel and Marathon Pension Plans for the purpose of calculating his pension benefits, and (2) his pension benefits under the Steel Pension Plan and the Supplemental Pension Program determined with his actual accrued service. The pension benefits so calculated will be paid to Mr. Surma upon his retirement or, in the event of his death before retirement, to his surviving spouse or, if there is no surviving spouse, to his estate.

U. S. Steel has entered into a retention agreement with Mr. Sandman which provides enhanced pension benefits in return for his continued employment. If Mr. Sandman continues his employment through 2006, the Corporation will provide a pension equal to the difference between (1) his Steel Pension Plan benefits calculated with his actual service and age at retirement each increased by three years, a $4,800 annual social security supplement payable to the earlier of death or age 62, a lump sum distribution of these pension benefits calculated with the more favorable of the interest and mortality factors applicable to December 31, 2001 retirements or such factors applicable to his actual retirement date, and (2) his Steel Pension Plan benefits at his retirement. In addition he will have the Corporation's consent to retire with respect to the Supplemental Pension Program. Should Mr. Sandman die prior to retirement the enhanced pension would be paid to his surviving spouse or survivor.

Change in Control Arrangements
and Employment Contracts

We believe that if a change in control of U. S. Steel became possible our officers should be encouraged to continue their dedication to their assigned duties. For that reason, we have entered into agreements with each of our officers that provide that, if an officer's employment is terminated under certain circumstances following a change in control, the officer will be entitled to the following severance benefits:

•
a lump sum payment of up to three times salary plus bonus;

•
life and health insurance benefits for up to three years;

•
three years of additional credit towards eligibility for retiree medical and life insurance;

•
a lump sum payment equal to the difference between amounts payable under the U. S. Steel pension plans and the amounts that would be payable if the officer worked three additional years;

•
a lump sum payment of any unvested amounts under U. S. Steel's savings and thrift plans; and

•
additional payments sufficient to compensate for certain federal excise taxes.

Also, in the event of a change in control, any stock options, stock appreciation rights, or restricted stock granted to the officer would become fully vested.

Each agreement is automatically extended each year unless we notify the officer that we do not wish it extended. In any event, however, each agreement continues for two years after a change in control. The severance benefits are payable if, any time after a change in control, the officer's employment is terminated for good reason or is terminated for other than cause or disability. The severance benefits are not payable if termination is due to the officer's death or disability or occurs after the officer reaches age 65.

The definition of a change in control for purposes of these agreements is complex but is summarized as follows. It includes any change in control required to be reported in response to Item 6 (e) of Schedule 14A under the Securities Exchange Act of 1934 and provides that a change in control will have occurred if:

•
any person not affiliated with U. S. Steel acquires 20 percent or more of the voting power of our outstanding securities,

•
the Board no longer has a majority made up of (1) individuals who were directors on the date of the agreements and (2) new directors (other than directors who join the Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the date of the agreements or (b) were themselves previously approved by the Board in this manner,

•
U. S. Steel merges with another company and U. S. Steel's stockholders end up with less than 50 percent of the voting power of the new parent entity,

•
our stockholders approve a plan of complete liquidation of U. S. Steel, or

•
we sell all or substantially all of U. S. Steel's assets.

On February 13, 2003, the Compensation & Organization Committee (the "Committee") approved an Employment and Consulting Agreement (the "Agreement") with Mr. Usher in order to assure that the Corporation will have his continued guidance and direction for the balance of his employment and after his retirement. The material terms and conditions of the Agreement are as follows:

•
For the remainder of Mr. Usher's employment by the Corporation, he will (a) continue to serve as Chairman of the Board & Chief Executive Officer, (b) receive an annual salary and (c) be eligible for bonuses under the Senior

  Executive Officer Annual Incentive Compensation Plan. He will not receive any new grants of stock options or restricted stock other than a grant, as of the date of the Agreement, of options, with tandem stock appreciation rights (SARs), for 800,000 shares of U. S. Steel common stock under the 2002 Stock Plan. The options had a term of eight years and a grant price equal to the average of the high and low New York Stock Exchange trading prices on the date of the Agreement, which price was $12.21. On February 18, 2004, Mr. Usher exercised these options/SARs at a fair market value of $36.375 and realized $13,532,406 and 159,439 shares. Mr. Usher surrendered on the date of the Agreement all of his restricted shares of U. S. Steel common stock (except those which were eligible for vesting in May 2003, for a surrender of 70,000 shares) and received 150,000 shares of phantom stock (i.e. book entry units, each representing a share of U. S. Steel common stock). Dividends are paid on the phantom shares. The Agreement provides that shortly after each of the first and second anniversary dates of the Agreement, Mr. Usher will receive a cash payment equal to the then fair market value of 75,000 of the phantom shares. He received the first such payment, in the amount of $2,710,500, on February 17, 2004.

•
After Mr. Usher retires from active employment with the Corporation, he will serve as the Corporation's non-executive Chairman. He will receive an annual retainer fee equal to his annualized monthly salary at the time of his retirement. He will not be eligible for bonuses under the Senior Executive Officer Annual Incentive Compensation Plan.

•
After his retirement as Chairman, which is expected to be on April 30, 2007 and which will coincide with his retirement from the Board, Mr. Usher will serve as a consultant to the Corporation for two years. He will receive an annual consulting fee equal to half his annualized monthly salary at the time of his retirement from active employment.

•
While serving both as non-executive Chairman and as a consultant, Mr. Usher will be entitled to the same working condition fringes and other benefits as those provided to him as Chief Executive Officer.

•
If Mr. Usher elects to receive his benefits under the Corporation's non tax-qualified pension programs in the form of a lump sum distribution, those benefits will be calculated as if his total pension benefits were determined using the applicable interest rates and mortality tables in effect for retirements on January 31, 2003, instead of the rates and tables in effect at the date of his retirement.

•
Mr. Usher will not become employed by, act as a director or consultant for, or otherwise provide any services for any competitor of the Corporation through April 30, 2010.

•
The Board may terminate the Agreement at any time, in which case the Corporation will pay Mr. Usher the present value of the remaining amounts to be paid and the value of the working condition fringes and other benefits to be provided during the remaining term of the Agreement. The Board may also terminate the Agreement in the event of illegal conduct or gross misconduct by Mr. Usher, or by his failure to satisfy the non-compete provision described above. In the event of termination for any of the reasons in the preceding sentence, the Corporation will be relieved of any obligation to pay the remaining amounts under the Agreement. The Agreement will immediately terminate upon Mr. Usher's death, and the Corporation will pay to Mr. Usher's surviving spouse, or his estate if there is no surviving spouse, the annual compensation, retainer fee or consulting fee.

•
The retention bonus payable by the Corporation to Mr. Usher at the end of 2004 under the Retention Agreement dated August 8, 2001 between USX Corporation (now Marathon Oil Corporation) and Mr. Usher will be payable upon Mr. Usher's retirement as an employee of the Corporation, provided that the performance measures required for such payment, adjusted if necessary for a shorter time period, are, in the judgment of the Committee, met.

USX Corporation entered into agreements with Mr. Surma and Mr. Sandman in consideration for their agreeing to serve as vice chairmen of U. S. Steel. The agreement with Mr. Surma calls for U. S. Steel, Marathon, Marathon Ashland Petroleum LLC ("MAP") and Speedway SuperAmerica LLC ("SSA") to provide certain non-qualified benefit supplements in addition to the pension and savings benefits and non-qualified deferred compensation to which he is otherwise entitled. Unless he elects otherwise, such supplements will be paid by U. S. Steel and Marathon in a lump sum distribution within 90 days of the date of his termination of employment from all four companies—U. S. Steel, Marathon, MAP and SSA. Mr. Surma's pension benefit supplements payable by U. S. Steel are described on page 36. In addition to the pension enhancements, 15 years will be added to his actual U. S. Steel service solely for the purpose of determining vesting and eligibility for company contributions under the U. S. Steel Supplemental Thrift Program. In connection with Mr. Surma's promotion to President, he was granted a promotional award on March 1, 2003, in the amount of $300,000. The agreement with Mr. Sandman calls for U. S. Steel to provide enhanced pension benefits to Mr. Sandman if he remains employed by U. S. Steel at least through 2006. These benefits are described on page 36.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple U. S. Steel Shareholders

If you have consented to the delivery of only one set of proxy materials to multiple U. S. Steel shareholders who share your address, then only one proxy statement and only one annual report are being delivered to your household unless we have received contrary instructions from one or more of the shareholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement or the annual report to any shareholder at your address. If you wish to receive a separate copy of the proxy statement or the annual report, you may call us toll-free at 1-866-433-4801 or write to us at U. S. Steel Shareholder Services, Room 611, 600 Grant Street, Pittsburgh, PA 15219-2800. Shareholders sharing an address who now receive multiple copies of the proxy statement or the annual report may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of our common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

Website

Our Corporate Governance Principles, Code of Ethical Business Conduct (which is applicable to all directors and employees, including the CEO and senior financial officers), Board committee charters, annual and quarterly reports on Forms 10-K and 10-Q, and this proxy statement are available on our website, www.ussteel.com. By providing these documents we do not intend to incorporate the contents of the website into this document.

By order of the Board of Directors,

Dan D. Sandman

Secretary

March 12, 2004

Appendix A
Audit & Finance Committee Charter

Purpose

The purpose of the Audit & Finance Committee (the "Committee") shall be to:

1.
assist the Board in oversight of

a.
the integrity of the Corporation's financial statements,

b.
the Corporation's compliance with legal and regulatory requirements,

c.
the independent auditor's qualifications and independence, and

d.
the performance of the Corporation's internal audit function and of the independent auditor;

2.
prepare the audit committee report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement; and

3.
be directly responsible for the appointment, compensation, retention and oversight of the work of the Corporation's independent auditor, which shall report directly to the Committee, and have the sole authority to approve all audit engagement fees and terms, as well as all non-audit engagements with the independent auditor.

Duties and Responsibilities

The duties and responsibilities of the Committee shall be to:

1.
be directly responsible for the appointment (subject to shareholder election), compensation, retention, and oversight of the work of the Corporation's independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting), while possessing the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with the independent auditor;

2.
at least annually, obtain and review a report by the independent auditor describing: the independent auditing firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (in order to assess the auditor's independence) all relationships between the independent auditor and the Corporation; all of which will put the Committee in a position to evaluate the auditor's qualifications, performance and independence, which evaluation shall include the review and evaluation of the lead partner of the independent auditor and take into account the opinions of management and the Corporation's internal auditors, and which shall also include consideration of whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself and not just the regular rotation of the lead audit partner as required by law. The Committee shall present its conclusions with respect to the independent auditor to the Board;

3.
discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Corporation's disclosures under "Management's Discussion and Analysis", and review and approve the annual financial statements, the annual report to stockholders and the Form 10-K annual report giving special consideration in such review to any material changes in accounting policy;

4.
discuss earnings press releases, as well as financial information and earnings guidance (if any) provided to analysts and rating agencies, which discussions may be done generally (i.e. discussion of the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance;

5.
obtain advice and assistance from outside legal, accounting or other advisors as the Committee deems necessary to carry out its duties;

6.
discuss policies with respect to risk assessment and risk management, including
(1) guidelines and policies to govern the process by which the assessment and management of the Corporation's exposure to risk is handled by senior management, and
(2) the Corporation's major risk exposures and the steps management has taken to monitor and control such exposures;

7.
meet separately, periodically, with management, with internal auditors, and with the independent auditor;

8.
review: (1) with the independent auditor, any audit problems or difficulties and management's response, including any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management (the Committee having the direct responsibility to resolve such disagreements regarding financial reporting practices) and (2) the responsibilities, budget and staffing of the Corporation's internal audit function;

9.
set clear hiring policies for employees or former employees of the independent auditor, taking into account the pressures that may exist for auditors consciously or subconsciously seeking a job with the company they audit;

10.
report regularly to the Board and review with the Board any issues that arise with respect to the quality or integrity of the Corporation's financial statements, the Corporation's compliance with legal or regulatory requirements, the performance and independence of the independent auditor, or the performance of the internal audit function;

11.
review and discuss the appropriate capital structure and financial policies of the Corporation;

12.
make recommendations to the Board concerning dividends;

13.
review and report to the Board concerning the Corporation's compliance with financial covenants and other terms of loans and other agreements;

14.
within the authority levels established by the Board, approve financings by the Corporation (except financings which involve the issuance of common stock), including the recommendation of action to subsidiaries, partnerships and joint ventures;

15.
within the authority levels established by the Board, authorize loans to outside entities, guarantees by the Corporation of the credit of others, and other uses of the Corporation's credit;

16.
approve the Corporation's funding policy for its pension and other post-employment benefit plans;

17.
review the performance of the United States Steel & Carnegie Pension Fund as investment manager and/or trustee of the Corporation's employee benefit plans;

18.
receive reports and make recommendations to the Board on various financial matters;

19.
establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

20.
continually explore ways to improve its working relationship with the independent auditor, including processes that permit informal discussion of accounting treatments well in advance of reporting deadlines;

21.
review management's quarterly report evaluating internal control over financial reporting to determine that the Corporation's administrative, operational and internal accounting controls have been periodically reviewed and examined to determine whether the Corporation is operating in accordance with its prescribed procedures and codes of conduct, whether there are any significant deficiencies or material weakneses in internal controls, and whether there has been any fraud by persons significantly involved in internal control matters;

22.
provide direction to the internal audit staff and annually review its activities;

23.
review the appointment of the director of the internal audit function;

24.
understand the scope of the Corporation's internal review, and the independent auditor's review, of internal control over financial reporting, and obtain reports on significant findings, together with management's responses;

25.
annually review the independence letter issued by the independent auditor under Independence Standards Board Standard No. 1, actively engage in a dialogue with the independent auditor with respect to any relationships disclosed in that letter, and report to the Board of Directors any appropriate action necessary to maintain the independent auditor's continuing independence;

26.
review significant accounting, auditing and Securities and Exchange Commission pronouncements;

27.
receive and review reports from management concerning compliance with corporate policies dealing with business conduct;

28.
receive and review the audit plans and audit reports of the Corporation's benefit plans;

29.
annually review the business expense reporting of the officers of the Corporation;

30.
annually review a report outlining the activities undertaken by the Committee over the past year to meet the requirements of this charter; and

31.
inform management as to appropriate funding for payment of (1) compensation to the independent auditor, (2) compensation to any advisors employed by the Committee, and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

While the fundamental responsibility for the Corporation's financial statements and disclosures rests with management and the independent auditor, the Committee shall review (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation's selection or application of accounting principles, and major issues as to the adequacy of the Corporation's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation; and (d) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of pro forma, or "adjusted" non-GAAP, information), as well as financial information and any earnings guidance provided to analysts and rating agencies.

Annual Performance Evaluation of the Committee

The Committee shall conduct an annual self-evaluation.

Membership

To the extent practicable, all eligible (i.e. financially literate) independent directors shall be members of the Committee. No director who serves on the audit committees of more than two other public companies may serve on the Committee unless the Board determines that such simultaneous service will not impair the ability of such director to effectively serve on the Committee. Such determinations will be disclosed in the proxy statement.

Action By Full Board

Occasionally the full Board may act on items within the scope of the Committee's charter that relate to matters not set apart for audit committees by applicable law or stock exchange listing standards, e.g. certain financing matters.

Annual Review

The Committee shall review this charter during its first meeting of each calendar year.

Last reviewed and approved by the Audit & Finance Committee on January 26, 2004.

UNITED STATES STEEL CORPORATION

2004 ANNUAL MEETING OF STOCKHOLDERS
ATTENDANCE CARD

You are invited to attend the Annual Meeting of Stockholders on April 27, 2004. The Meeting will be held in The Amphitheater of the Ritz Carlton, One Hundred Carondelet Plaza, St. Louis, MO 63105 at 10:00 AM Central Time. Use of this attendance card is for our mutual convenience and your right to attend the meeting without this attendance card is not affected upon presentation of identification.

Attached below is your 2004 Proxy Card.

Dan D. Sandman
Secretary

For the personal use of the named stockholder(s)—not transferable. Please present this card at registration desk upon arrival.

You may vote	A)	By completing the proxy card attached below and returning it in the enclosed envelope, or
	B)	By toll-free telephone call, or
	C)	On the Internet

TO VOTE BY TELEPHONE OR INTERNET USE THE
INFORMATION PROVIDED BELOW.

XXXXXXX

BY TELEPHONE Toll-free 1-888-216-1303	BY INTERNET https://www.proxyvotenow.com/uss

Have this card available when you call or visit the Internet site and follow the prompts.

Voting is available 24 hours a day, 7 days a week.

Do NOT return the proxy card if you have voted by telephone or Internet.

The undersigned hereby appoint(s) Thomas J. Usher, John P. Surma, Roy G. Dorrance and Dan D. Sandman, or any of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of United States Steel Corporation on April 27, 2004 and at any meeting resulting from an adjournment or postponement thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the proxy statement for such Meeting with respect to which the proxies are instructed to vote as follows:

Proposals of the Board of Directors—The directors recommend a vote "FOR"

Proposal No. l—Election of directors—Nominees: (01) Robert J. Darnall, (02) Roy G. Dorrance, (03) Charles R. Lee, (04) John G. Drosdick

FOR all nominees —> (except as indicated)	☐	WITHHOLD AUTHORITY —> to vote for ALL nominees	☐

(To withhold authority to vote for any individual nominee strike out that nominee's name.)

Proposal No. 2—Election of PricewaterhouseCoopers LLP as independent auditors

FOR —>	☐	AGAINST —>	☐	ABSTAIN —>	☐

Signature(s)

Dated	2004

Please sign exactly as your name appears hereon, including representative capacity where applicable. Joint owners should both sign.

This proxy is solicited by the Board of Directors and represents your holdings of United States Steel Corporation Common Stock. Unless otherwise marked, the proxies will vote FOR Proposals 1 and 2.

QuickLinks

Notice of Annual Meeting of Stockholders on April 27, 2004
Proxy Statement
The Board of Directors and its Committees
Information Regarding the Independence of the Independent Auditors
Security Ownership of Certain Beneficial Owners
Security Ownership of Directors and Executive Officers
Executive Compensation
Option Exercises and Year-End Values
Section 16(a) Beneficial Ownership Reporting Compliance
Compensation & Organization Committee Report on Executive Compensation
Shareholder Return Performance Presentation
Pension Benefits
Change in Control Arrangements and Employment Contracts
Appendix A Audit & Finance Committee Charter